EXHIBIT 4-2

        ________________________________________________________________

        ________________________________________________________________


                              DEMAND LOAN AGREEMENT


                                   dated as of


                                  May 29, 2002


                                     between


                        NEW JERSEY RESOURCES CORPORATION

                                       and


                         CITIZENS BANK OF MASSACHUSETTS

        ________________________________________________________________

        ________________________________________________________________

                              DEMAND LOAN AGREEMENT

         DEMAND LOAN AGREEMENT dated as of May 29, 2002 between NEW JERSEY RESOURCES CORPORATION, a New Jersey corporation ("Borrower"), and CITIZENS BANK OF MASSACHUSETTS ("Bank").

                        SECTION 1. CERTAIN DEFINITIONS.

         (a) As used herein the following terms have the meanings set forth below:

         "Adjusted LIBOR Rate" means, with respect to any LIBOR Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

         "Affiliate" means, with respect to a specified Person, another Person that Controls or is Controlled by or is under common Control with the Person specified. Notwithstanding the foregoing, no individual shall be an Affiliate solely by reason of his or her being a director, officer or employee of Borrower.

         "Approved Fund" means, with respect to Bank, any fund that invests in commercial loans and is managed or advised by Bank or by an Affiliate of Bank.

           "Base Rate", when used in reference to any Demand Loan or Borrowing refers to whether such Demand Loan, or the Demand Loans comprising such Borrowing, is or are bearing interest at a rate determined by reference to the Prime Rate.

         "Board" means the Board of Governors of the Federal Reserve System of the United States.

         "Borrowing" means Demand Loans of the same Type made, converted or continued on the same date, and in the case of LIBOR Demand Loans, as to which a single Interest Period is in effect.

         "Business Day" means, in respect of any date that is specified in this Agreement to be a day on which commercial banks settle payments in (a) Boston or London, if the payment obligation is calculated by reference to any LIBOR Rate, or (b) Boston, if the payment obligation is calculated by reference to the Prime Rate.

         "Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by Bank (or Bank's holding company) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

         "Control" means the possession, directly or indirectly, through one or more intermediaries, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

         "Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

         "Demand Loan" and "Demand Loans" have the meanings set forth in Section 2(a) hereof.

         "Demand Loan Commitment" means the agreement of Bank to make Demand Loans to Borrower in a maximum aggregate principal amount of $10,000,000, as the same may be reduced from time to time in accordance with Section 2(e) hereof.

         "Demand Note" means the promissory note of Borrower payable to the order of Bank in the principal amount of $10,000,000 substantially in the form of Exhibit A hereto.

         "Effective Date" has the meaning assigned to such term in Section 3 hereof.

         "Environmental Laws" means all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

         "Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

         "ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with Borrower, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code. Notwithstanding the foregoing, for purposes of any liability related to a Multiemployer Plan under Title IV of ERISA, the term "ERISA Affiliate" means any trade or business that together with Borrower is treated as a single employer within the meaning of Section 4001(b) of ERISA.

         "ERISA Event" means (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to any Pension Plan, (b) the existence with respect to any Pension Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan, (d) the incurrence by Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, (e) the receipt by Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or Pension Plans or to appoint a trustee to administer any Pension Plan or (f) the receipt by Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Borrower or any ERISA Affiliate of any notice of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

         "Event of Default" has the meaning ascribed thereto in Section 8 hereof.

         "Excluded Taxes" means, with respect to Bank or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder,
(a) income, net worth or franchise taxes imposed on (or measured by) its net income or net worth by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which Borrower is located and (c) any amounts constituting penalties and interest imposed with respect to the foregoing.

         "Existing Credit Agreement" means the Credit Agreement dated as of January 5, 2001 by and among New Jersey Resources Corporation, the financial institutions party thereto, certain other parties thereto, and PNC Bank, National Association, as Administrative Agent, as amended by the First Amendment thereto dated as of October 3, 2001, and as it may be further amended, restated, supplemented or otherwise modified from time to time.

         "GAAP" means generally accepted accounting principles in the United States of America.

         "Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

         "Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature in each case regulated or subject to regulation pursuant to any Environmental Law.

         "Indemnified Taxes" means all Taxes other than (a) Excluded Taxes and Other Taxes and (b) amounts constituting penalties or interest imposed with respect to Excluded Taxes or Other Taxes.

         "Interest Period" means with respect to any LIBOR Borrowing, the period commencing on the date of such LIBOR Borrowing and ending on the numerically corresponding day in the calendar month that is one, two or three months thereafter, as Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a LIBOR Borrowing initially shall be the date on which such LIBOR Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such LIBOR Borrowing. Notwithstanding the foregoing,

                  (x) if any Interest Period for any LIBOR Borrowing would otherwise end after the Maturity Date, such Interest Period shall end on the Maturity Date, and

                  (y) notwithstanding the foregoing clause (x), no Interest Period shall have a duration of less than one month and, if the Interest Period for any LIBOR Borrowing would otherwise be a shorter period, such LIBOR Borrowing shall not be available hereunder as a LIBOR Borrowing for such period without the prior consent of Bank.

         "LIBOR", when used in reference to any Demand Loan or Borrowing, refers to whether such Demand Loan or the Demand Loans comprising such Borrowing is or are bearing interest at a rate determined by reference to the LIBOR Rate.

         "LIBOR Rate" means, with respect to any LIBOR Borrowing for any Interest Period, the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by Bank from time to time for purposes of providing quotations of interest rates applicable to U.S. dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for U.S. dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "LIBOR Rate" with respect to such LIBOR Borrowing for such Interest Period shall be the rate at which U.S. dollar deposits of $5,000,000, and for a maturity comparable to such Interest Period, are offered by four major banks in the London interbank market as selected by Bank in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

         "Loan Documents" means this Agreement, the Demand Note, and any other instruments or documents delivered or to be delivered from time to time pursuant to this Agreement.

         "Material Adverse Effect" means a material adverse effect on (a) the business, assets, operations or financial condition of Borrower, (b) the ability of Borrower to perform its obligations under this Agreement or the other Loan Documents or (c) the rights of or benefits available to Bank under this Agreement and the other Loan Documents.

         "Maturity Date" means December 31, 2002.

         "Multiemployer Plan" means a multiemployer as defined in Section 4001(a)(3) of ERISA.

         "Obligations" means the aggregate unpaid principal amount of the Demand Loans and all interest, fees, debts, liabilities, obligations (including contingent obligations under guaranties and letters of credit), agreements, undertakings, covenants and duties owing or to be performed or observed by Borrower to or in favor of Bank and/or any affiliate of Bank, of every kind and description (whether or not: evidenced by any note or other instrument; for the payment of money; arising out of this Agreement or any agreement or any other instrument contemplated hereby; arising out of or relating or similar to transactions described herein; or contemplated as of the date hereof), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including all interest, reasonable attorneys' fees, costs and other amounts chargeable to Borrower under this Agreement.

         "Other Taxes" means any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement and the other Loan Documents, provided that there shall be excluded from "Other Taxes" all Excluded Taxes.

         "Pension Plan" means any Plan that is a defined benefit pension plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or
Section 302 of ERISA, and in respect of which Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

         "Person" means any individual partnership, firm, association, business enterprise, trust, estate, company, joint venture, Governmental Authority, corporation, limited liability company or partnership, or other entity.

         "Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA in which Borrower or any ERISA Affiliate is an "employer" as defined in Section 3(5) of ERISA including but not limited to any Pension Plan or Multiemployer Plan.

         "Post-Default Rate" means a rate per annum equal to the Prime Rate plus 2.00%.

         "Prime Rate" means the rate of interest per annum publicly announced from time to time by Bank, as its prime rate in effect at its principal office in Boston, Massachusetts; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

         "Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective shareholders, directors, officers, employees, counsel, agents, advisors and subsidiaries of such Person and such Person's Affiliates.

         "Special Counsel" means Palmer & Dodge LLP, in its capacity as special counsel to Bank.

         "Statutory Reserve Rate" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which Bank is subject with respect to the Adjusted LIBOR Rate, for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBOR Borrowings shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to Bank under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

         "Subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. References herein to "Subsidiaries" shall, unless the context requires otherwise, be deemed to be references to Subsidiaries of Borrower.

         "Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

         "Type", when used in reference to any Demand Loan or Borrowing, refers to whether the rate of interest on such Demand Loan, or on the Demand Loans comprising such Borrowing, is determined by reference to the LIBOR Rate or the Prime Rate.

         "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

         (b) Classification of Demand Loans and Borrowings. For purposes of this Agreement, Demand Loans may be classified and referred to by Type (e.g. a "Base Rate Demand Loan" or a "LIBOR Demand Loan"). In similar fashion, Borrowings may be classified and referred to by Type.

         (c) Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

                          SECTION 2. THE DEMAND LOANS.

         (a) General.

                  (i) Subject to the terms and conditions hereof, and in reliance upon the representations and warranties contained herein, Bank hereby agrees to make revolving credit loans (each such loan being herein called a "Demand Loan" and all of such loans being herein collectively called the "Demand Loans") to Borrower from time to time prior to the earlier of (A) Maturity Date and (B) the date on which Bank makes demand for payment of the Obligations hereunder, in an aggregate principal amount that will not result in the aggregate outstanding principal amount of the Demand Loans exceeding the Demand Loan Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, Borrower may borrow, prepay and reborrow Demand Loans. Unless earlier terminated in accordance with Section 2(e), the Demand Loan Commitment shall expire on the earlier of (A) the Maturity Date and (B) the date on which Bank makes demand for payment of the Obligations.

                  (ii) Demand Loans shall be effected at the principal office of Bank in Boston, Massachusetts, and shall be made at such times before the Maturity Date as Borrower may request by providing prior notice to Bank. Such notice shall be in writing, or by telephonic communication confirmed by telex, telephonic facsimile or other facsimile transmission on the same day as the telephone request, and shall specify the proposed date and the amount of the Demand Loan.

                  (iii) Subject to Section 2(a)(iv) hereof, each Demand Loan shall be comprised entirely of Base Rate Demand Loans or LIBOR Demand Loans as Borrower may request in accordance herewith. Bank at its option may make any LIBOR Demand Loan by causing any domestic or foreign branch or Affiliate to make such Demand Loan; provided that any exercise of such option shall not affect the obligation of Borrower to repay such Demand Loan in accordance with the terms of this Agreement.

                  (iv) At the commencement of each Interest Period for a LIBOR Demand Loan, such Demand Loan shall be in an aggregate amount at least equal to $250,000 or any greater multiple of $100,000. LIBOR Demand Loans and Base Rate Demand Loans may be outstanding at the same time. There shall not at any time be more than a total of five LIBOR Borrowings outstanding.

                  (v) Each Demand Loan shall bear interest at the rate or rates, and payable on the dates, set forth in Section 2(g).

         (b) Borrowing Requests. To request a Demand Loan, Borrower shall notify Bank of such request by telephone (i) in the case of a LIBOR Demand Loan, not later than 2:00 p.m., Boston, Massachusetts time, three (3) Business Days before the date of the proposed Demand Loan or (ii) in the case of a Base Rate Demand Loan not later than 2:00 p.m., Boston, Massachusetts time, on the date of the proposed Demand Loan. Each such telephonic request shall be irrevocable and shall be confirmed promptly by hand delivery or telephonic facsimile to Bank of a written loan request in a form approved by

Bank and executed by Borrower. Each such telephonic and written loan request shall specify the following information in compliance with this Section 2(b):

                  (i) the aggregate amount of such Demand Loan;

                  (ii) the date of such Demand Loan, which shall be a Business Day;

                  (iii) whether such Demand Loan is to be a Base Rate Demand Loan or a LIBOR Demand Loan;

                  (iv) in the case of a LIBOR Demand Loan, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period"; and

                  (v) the location and number of the account to which funds are to be disbursed.

If no election as to the type of Demand Loan is specified, then the requested Demand Loan shall be a Base Rate Borrowing. If no Interest Period is specified with respect to any requested LIBOR Demand Loan, then Borrower shall be deemed to have selected an Interest Period of one month's duration.

         (c) Conversion and Continuation of Borrowings. Each Borrowing initially shall be of the Type specified in the applicable borrowing request delivered to Bank pursuant to Section 2(b) hereof and, in the case of a LIBOR Borrowing, shall have an initial Interest Period as specified in such borrowing request. Thereafter, Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing, or in the case of a LIBOR Borrowing, may elect Interest Periods therefor, all as provided in this Section To make an election pursuant to this Section 2(c), Borrower shall notify Bank of such election by telephone by the time that Borrower would be required under Section 2(b) if Borrower were requesting a new Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such request shall be irrevocable and shall be confirmed promptly by hand delivery or telephonic facsimile to Bank of a written request in a form approved by Bank and executed by Borrower. Each telephonic and written request shall specify:

                  (i) the Borrowing to which such request applies;

                  (ii) the effective date of the election made pursuant to such request, which shall be a Business Day;

                  (iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a LIBOR Borrowing; and

                  (iv) in the case of a LIBOR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period".

If any such request requests a LIBOR Borrowing, but does not specify an Interest Period, Borrower shall be deemed to have selected an Interest Period of one month's duration. If Borrower fails to deliver a timely request for conversion or continuation with respect to a LIBOR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such LIBOR Borrowing is repaid as provided herein, at the end of such Interest Period such LIBOR Borrowing shall be converted to a Base Rate Borrowing. Notwithstanding anything to the contrary contained herein, if an Event of Default has occurred and is continuing or if Bank has made DEMAND on the Demand Loans, then (i) no outstanding Borrowing may be converted to or continued as a LIBOR Borrowing, and (ii) at Bank's option, each LIBOR Borrowing shall be converted to a Base Rate Borrowing (and Borrower shall make any payments required by Section 2(k)).

         (d) Repayment and Prepayment. Borrower hereby unconditionally promises to pay to Bank the Obligations (i) at any time ON DEMAND or (ii) on the Maturity Date. In addition, if at any time (whether following a reduction in the Demand Loan Commitment pursuant to Section 2(e) or otherwise) the aggregate principal amount of the Demand Loans exceeds the Demand Loan Commitment, Borrower shall prepay Demand Loans in an aggregate amount equal to such excess. Borrower may prepay the Demand Loans at any time without payment or penalty (except for payment of any LIBOR breakage costs as provided in Section 2(k)).

         (e) Reduction and/or Termination of Demand Loan Commitment. At any time prior to the Maturity Date, on at least five (5) Business Days' prior written notice to Bank, Borrower may in whole terminate, or from time to time reduce, the Demand Loan Commitment. Each notice delivered by Borrower pursuant this
Section 2(e) shall be irrevocable. Any such reduction hereunder shall be in an amount of not less than $100,000. Any termination or reduction of the Demand Loan Commitment shall be permanent. In addition, if after giving effect to any termination or reduction of the Demand Loan Commitment, the aggregate outstanding principal amount of the Demand Loans exceeds the Demand Loan Commitment, Borrower shall immediately prepay Demand Loans in an amount equal to such excess. Simultaneously with any termination or reduction of the Demand Loan Commitment hereunder, Borrower shall pay to Bank the Facility Fee on the terminated or reduced portion of the Demand Loan Commitment accrued to the date of such termination or reduction.

         (f) Demand Note. The Demand Loans shall be evidenced by the Demand Note executed by Borrower. Upon receipt of a customary affidavit and an unsecured agreement of indemnity executed by an officer of Bank as to the loss, theft, destruction or mutilation of the Demand Note or any other Loan Document which is not of public record, Borrower will issue, in lieu thereof, a replacement Demand Note or other Loan Document in the same principal amount thereof and otherwise of like tenor.

         (g) Interest. Each Demand Loan shall bear interest on the unpaid principal amount thereof until paid in full at the rate or rates per annum determined as follows: (A) the rate for any portion of any Borrowing that is a LIBOR Demand Loan shall be computed at a rate equal to the Adjusted LIBOR Rate plus 0.60% per annum (on the basis of the actual number of days elapsed over a 360-day year), (B) the rate for any portion of any Borrowing that is not then a LIBOR Demand Loan shall be computed at a rate equal to the Prime Rate (on the basis of the actual number of days elapsed over a 365-day year), and (C) all interest shall be payable monthly in arrears on the last day of each month, commencing on the first such day occurring after the Effective Date, except that in respect of any LIBOR Borrowing, interest shall be payable on the last Business Day of the Interest Period applicable to such LIBOR Borrowing.

         (h) Post-Default Interest. Notwithstanding anything to the contrary set forth herein, during the period when any Event of Default under Section 7(a) or 7(b) shall have occurred and be continuing or after DEMAND, (i) the outstanding principal balance of the Demand Loans shall bear interest at the Post Default Rate, and (ii) accrued interest shall be due and payable on demand.

         (i) Fees. Borrower shall pay to Bank on the Effective Date a one-time non-refundable origination fee in the amount of $35,000. ----

         (j) Increased Costs. If any Change in Law shall:

                  (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, Bank (except any such reserve requirement reflected in the Adjusted LIBOR Rate); or

                  (ii) impose on Bank or the London interbank market any other condition affecting this Agreement or LIBOR Borrowings made by Bank;

and the result of any of the foregoing shall be to increase the cost to Bank of making or maintaining any LIBOR Borrowing (or of maintaining its obligation to make any such LIBOR Borrowing) or to reduce the amount of any sum received or receivable by Bank hereunder (whether of principal, interest or otherwise), then Borrower will pay to Bank such additional amount or amounts as will compensate Bank for such additional costs incurred or reduction suffered.

         If Bank reasonably determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on Bank's capital or on the capital of Bank's holding company, if any, as a consequence of this Agreement or the Demand Loans made by Bank, to a level below that which Bank or Bank's holding company could have achieved but for such Change in Law (taking into consideration Bank's policies and the policies of Bank's holding company with respect to capital adequacy), then from time to time Borrower will pay to Bank such additional amount or amounts as will compensate Bank or Bank's holding company, for any such reduction suffered. A certificate of Bank setting forth the amount or amounts necessary to compensate Bank or its holding company, as the case may be, as specified in this paragraph (j) shall be delivered to Borrower and shall be conclusive so long as it reflects a reasonable basis for the calculation of the amounts set forth therein and does not contain any manifest error. Borrower shall pay Bank the amount shown as due on any such certificate within 10 days after receipt thereof. Failure or delay on the part of Bank to demand compensation pursuant to this paragraph (j) shall not constitute a waiver of Bank's right to demand such compensation; provided that Borrower shall not be required to compensate Bank pursuant to this paragraph (i) for any increased costs or reductions incurred more than six months prior to the date that Bank notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of Bank's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is (x) retroactive, and (y) occurred within such six-month period referred to above, then such six-month period shall be extended to include the period of retroactive effect thereof, but in no event any period prior to the date hereof.

         (k) Break Funding Payments. In the event of (i) the payment of any principal of any LIBOR Borrowing other than on the last day of an Interest Period applicable thereto (including as a result of DEMAND by Bank (notwithstanding if any Event of Default has occurred or is continuing) or an Event of Default), (ii) the conversion of any LIBOR Borrowing other than on the last day of the Interest Period applicable thereto, or (iii) the failure to borrow, convert, continue or prepay any LIBOR Borrowing on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable and is revoked in accordance herewith) then, in any such event, Borrower shall compensate Bank for the loss, cost and expense attributable to such event. In the case of a LIBOR Borrowing, the loss to Bank attributable to any such event shall be deemed to include an amount determined by Bank to be equal to the excess, if any, of

                  (A) the amount of interest that Bank would pay for a deposit equal to the principal amount of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such LIBOR Borrowing (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Adjusted LIBOR Rate for such Interest Period, over

                  (B) the amount of interest that Bank would earn on such principal amount for such period if Bank were to invest such principal amount for such period at the interest rate that would be bid by Bank (or an affiliate of Bank) for U.S. dollar deposits from other banks in the eurodollar market at the commencement of such period.

         A certificate of Bank setting forth any amount or amounts that Bank is entitled to receive pursuant to this paragraph (k) shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay Bank the amount shown as due on any such certificate within 10 days after receipt thereof.

         (l) Taxes. Any and all payments by or on account of any obligation of Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (A) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this paragraph (l)) Bank receives an amount equal to the sum it would have received had no such deductions been made, (B) Borrower shall make such deductions and (C) Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law. In addition, Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law. Borrower shall indemnify Bank within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this paragraph (l)) paid by Bank (and any penalties, interest and reasonable expenses arising therefrom or with respect thereto during the period prior to Borrower making any payment demanded under this paragraph (l)), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by Bank shall be conclusive absent manifest error. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to Bank the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Bank.

         (m) Payments Generally. Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or otherwise) prior to 1:00 p.m., Boston, Massachusetts time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of Bank, be deemed to have been received on the next succeeding Business Date for purposes of calculating interest thereon. All such payments shall be made to Bank at such of its offices in Boston, Massachusetts as shall be notified to the relevant parties from time to time. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

          SECTION 3. CONDITIONS PRECEDENT TO FUNDING OF DEMAND LOANS.

         (a) Conditions to Effectiveness. This Agreement and the obligation of Bank to fund Demand Loans shall not become effective until the date (the "Effective Date") on which each of the following conditions is satisfied:

                  (i) Bank shall have received an original of this Demand Loan Agreement, duly executed by Borrower.

                  (ii) Bank shall have received an original of the Demand Note, duly executed by Borrower.

                  (iii) Bank shall have received such documents and certificates as Bank or its counsel may reasonably request relating to the organization, existence and good standing of Borrower, the authorization of the transactions contemplated hereby and any other legal matters relating to Borrower, the Loan Documents and such transactions, all in form and substance reasonably satisfactory to Bank and its counsel.

                  (iv) Borrower shall have obtained all permits, licenses, authorizations or consents from all Governmental Authorities and all consents of other Persons, in each case that are necessary in connection with the transactions contemplated by this Agreement and the other Loan Documents, and each of the foregoing shall be in full force and effect.

                  (v) Bank shall have received a certificate, dated as of the Effective Date and signed by an officer of Borrower, confirming compliance with the conditions set forth in Section 3(b)(i) and (ii).

                  (vi) Bank shall have received a certificate of the Chief Financial Officer of Borrower, in form and substance satisfactory to Bank, to the effect that, to the best of such officer's knowledge and belief, as of the Effective Date and after giving effect to the Demand Loans:

                           (A) the aggregate value of all properties of Borrower
at their present fair saleable value on a going concern basis (i.e., the amount that may be realized within a reasonable time, considered to be six months to one year, either through collection or sale at the regular market value, conceiving the latter as the amount that could be obtained for such properties within such period by a capable and diligent businessman from an interested buyer who is willing to purchase under ordinary selling conditions), exceed the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of Borrower;

                           (B) Borrower will not, on a consolidated basis, have
unreasonably small capital with which to conduct its business operations as heretofore conducted; and

                           (C) Borrower will have, on a consolidated basis,
sufficient cash flow to enable it to pay its debts as they mature.

                           (D) Such certificate shall include a statement to the
effect that the financial projections and underlying assumptions contained in such analysis are reasonable in the reasonable judgment of management.

                  (vii) Borrower shall not be in breach, violation or default of the Existing Credit Agreement.

                  (viii) Bank shall have received favorable written opinions (addressed to Bank and dated the Effective Date) of Chapman and Cutler, special counsel to Borrower, and Oleta J. Harden, Esq., General Counsel to Borrower, substantially in the form of Exhibit B hereto;

                  (ix) Bank shall have received such other documents, and completion of such other matters, as counsel for Bank may deem necessary or appropriate.

         (b) Conditions to Each Borrowing. The obligation of Bank to make a Demand Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

                  (i) The representations and warranties of Borrower set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing, both before and after giving effect thereto and to the use of the proceeds thereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, such representation or warranty shall be or have been true and correct as of such specific date).

                  (ii) At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

                  (iii) The making of each Demand Loan hereunder shall be deemed to be a representation and warranty by Borrower on the date of each such requested Demand Loan, as to the occurrence of the facts referred to in Section 3(b)(i) and (ii).

                   SECTION 4. REPRESENTATIONS AND WARRANTIES.

           Borrower represents and warrants to Bank that;

         (a) Due Organization. Borrower and each of its Subsidiaries is a corporation duly organized and validly existing in good standing under the laws of its jurisdiction of organization and is duly qualified to do business and is in good standing in each jurisdiction in which such qualification may be necessary by reason of the nature or location of Borrower's or such Subsidiaries assets or operations and where failure to be so qualified could be reasonably likely to have a Material Adverse Effect.

         (b) Due Authorization. The execution, delivery and performance of this Agreement are within Borrower's corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of or filing with any Governmental Authority, and do not contravene or constitute a default under any provision of applicable law or regulation or of the charter, by-laws or other constituent documents of Borrower or of any judgment, order, decree, injunction or material agreement or other instrument by which it or any of its properties may be bound, and will not result in creation or imposition of any lien on any of its assets except in favor of Bank.

         (c) Enforceability. This Agreement has been duly executed and delivered by Borrower, and constitutes a valid and binding agreement of Borrower, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, moratorium and other laws affecting creditors generally and equitable principles.

         (d) Tax Returns. Borrower has made or filed all Tax returns, reports and declarations relating to any material Tax liability required by any jurisdiction to which it is subject; has paid all Taxes shown or determined to be due thereon except those being contested in good faith by appropriate proceedings which serve to stay any remedy of the taxing authority; and has made adequate provision for the payment of all Taxes so contested or in respect of subsequent periods.

         (e) No Adverse Regulations. Borrower (i) is subject to no charter, corporate or other legal restriction, or any judgment, award, decree, order, governmental rule or regulation or contractual restriction which would have a Material Adverse Effect and (ii) is in compliance with its organizational documents and all contractual requirements by which it or any of its properties may be bound and all applicable laws, rules and regulations (including those relating to environmental protection) other than (A) laws, rules or regulations the validity or applicability of which it is contesting in good faith by proceedings which serve to stay the enforcement thereof or (B) such provisions of any of such charter documents, by-laws contractual requirements, laws, rules or regulations as to which the failure to comply with the same would not reasonably be expected to have Material Adverse Effect.

         (f) Property and Assets. Each of Borrower and its Subsidiaries has good and marketable title to all of its real property and valid title to all other properties and assets. Each of Borrower and its Subsidiaries enjoys quiet possession under all leases to which it is a party as lessee and which is material to its business, and all of such leases are valid, subsisting and in full force and effect. None of such leases contains any provision restricting the incurrence of indebtedness by the lessee or any unusual or burdensome provision materially adversely affecting the current and proposed operations of Borrower and its Subsidiaries.

         (g) No Adverse Actions. Except as disclosed in the Forms 10-K, 10-Q and 8-K most recently filed by Borrower with the Securities Exchange Commission, there is no action, suit, proceeding or investigation pending or, to Borrower's knowledge, threatened against Borrower, any of its Subsidiaries or any of their assets before or by any Governmental Authority reasonably likely to have a Material Adverse Effect.

         (h) Compliance with Laws and Agreements. Each of Borrower and its Subsidiaries is in substantial compliance with all laws, regulations, policies and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to so be in compliance, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Neither the execution or delivery of this Agreement or the other Loan Documents, nor the consummation of the transactions contemplated hereby or thereby, nor compliance with the terms hereof or thereof, will conflict with or result in a breach of or default under the terms, conditions or provisions of the Existing Credit Agreement, or any other agreement, indenture or instrument to which Borrower is a party or by which Borrower or its property is bound.

         (i) Permits and Licenses. Each of Borrower and its Subsidiaries has, and is in good standing with respect to, all licenses, permits, approvals and authorizations of Governmental Authorities necessary to conduct its business as presently conducted and to own or lease and operate its properties, except where the failure to have, or be in good standing with respect to, such licenses, permits, approvals and authorizations, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

         (j) Environmental Matters. Except as disclosed in the Forms 10-K, 10-Q and 8-K most recently filed by Borrower with the Securities Exchange Commission, neither Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law except where such failure would not be expected to result in a Material Adverse Effect, (ii) has become subject to any Environmental Liability, or (iii) has received notice of any claim with respect to any Environmental Liability or any inquiry, allegation, notice or other communication from any Governmental Authority which is currently outstanding or pending concerning its compliance with any Environmental Law.

         (k) Investment and Holding Company Status. Neither Borrower nor any of its Subsidiaries is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended or (c) a "bank holding company" as defined in, or subject to regulation under, the Bank Holding Company Act of 1956, as amended.

         (l) ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

                       SECTION 5. AFFIRMATIVE COVENANTS.

         Until the principal of and interest on the Demand Loans and all fees and other Obligations payable hereunder shall have been paid in full, and the Demand Loan Commitment has terminated, Borrower covenants and agrees with Bank that:

         (a) Use of Proceeds. The proceeds of the Demand Loans will be used by Borrower for general corporate and working capital purposes of Borrower. No part of the proceeds of the Demand Loans will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U, T and X.

         (b) Financial Statements and Other Information. Borrower will furnish to Bank all information of the types specified in Section 4.2 of the Existing Credit Agreement, within the time periods required by Section 4.2 of the Existing Credit Agreement. The terms of Section 4.2 of the Existing Credit Agreement (and attendant definitions) are incorporated herein by reference, and Borrower's obligation to provide such information hereunder shall survive termination of the Existing Credit Agreement.

         (c) Notices of Material Events. Borrower will furnish to Bank prompt written notice of any of the following: (i) the occurrence of any Default; (ii) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting Borrower or any Affiliate that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect; and (iii) any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

         (d) Existence; Conduct of Business. Each of Borrower and its Subsidiaries will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business whereby failure to preserve, renew and keep in full force and effect such legal existence and rights, licenses, permits, privileges and franchises could reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not be deemed to prohibit the merger or consolidation of any Subsidiary with or into any other Subsidiary, the merger or consolidation of any Subsidiary with or into the Borrower (with the Borrower as the surviving entity); or any merger in which the Borrower is the surviving Person.

         (e) Payment of Obligations. Each of Borrower and its Subsidiaries will pay its obligations, including Tax liabilities, that, if not paid, would reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) it has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (iii) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

         (f) Maintenance of Properties; Insurance. Each of Borrower and its Subsidiaries will (i) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (ii) maintain insurance, with financially sound and reputable insurance companies (or through self insurance), as may be required by law, and such other insurance (or self-insurance) in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations, including business interruption and product liability insurance.

         (g) Books and Records; Inspection Rights. Each of Borrower and its Subsidiaries will keep proper books of record and account in which entries are made of all dealings and transactions in relation to its business and activities which fairly record such transactions and activities. Borrower will permit any representatives designated by Bank to visit and inspect its and its Subsidiaries' properties, to examine and make extracts from its and its Subsidiaries' books and records, and to discuss its and its Subsidiaries' affairs, finances and condition with officers and independent accountants; provided that, so long as no Default has occurred and is continuing, all such visits shall be upon reasonable notice at reasonable times during regular business hours of Borrower and Bank shall not visit Borrower more frequently than once each fiscal quarter, and provided further that after the occurrence and during the continuance of any Default, Bank may visit at any reasonable times and as often as Bank reasonably deems necessary.

         (h) Compliance with Laws. Each of Borrower and its Subsidiaries will comply with (i) all laws, rules, regulations and orders including all Environmental Laws, of any Governmental Authority, and (ii) all contractual obligations, in each case applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

                             SECTION 6. [RESERVED].

        SECTION 7. EVENTS OF DEFAULT; DEMAND LOANS PAYABLE UPON DEMAND.

         Borrower expressly acknowledges and agrees that the Demand Loans are and shall at all times be payable in whole or in part ON DEMAND by Bank and that Bank may demand payment of the Demand Loans at any time for any reason or for no reason. Borrower further acknowledges that it is a necessary inducement to Bank to make the Demand Loans that Borrower grant Bank the unconditional right at any time in its sole discretion to demand payment in whole or in part of the principal of and accrued interest on the Demand Loans or of any other demand Obligations including the payment of any LIBOR breakage costs as provided in
Section 2(k), which right Borrower expressly grants whether or not Borrower is then in compliance with the provisions hereof. If any of the events set forth below (each an "Event of Default") shall occur and be continuing, Bank may, but shall not be obligated to, make such DEMAND (provided that if any Event of Default of the type described in paragraphs (g) or (h) below shall occur Bank shall be deemed to have automatically (and without any further action or requirement on the part of Bank) made DEMAND upon Borrower); such events are set forth only for purposes of illustration of circumstances in which Bank may exercise such rights, are not exclusive and shall not be a prerequisite to or limit Bank's making demand or withholding advances in any other circumstance where Bank deems that it is insecure or that the prospects for timely or full payment or performance of any Obligation have been impaired:

         (a) failure by Borrower to pay when due, whether upon demand or at the scheduled due date, any amount due under any Loan Document; or

         (b) failure by Borrower to pay upon demand (or when due, if not payable on demand) any other Obligation; or

         (c) failure by Borrower to perform, discharge, observe or comply with any obligation (other than for payment) or any covenant or agreement contained in any Loan Document in accordance with the terms thereof which failure continues beyond the expiration of the applicable grace period (if any); or

         (d) any representation, warranty or statement of Borrower to Bank in connection with any Loan Document is found to have been false or misleading in any material respect as of the time when made; or

         (e) any Event of Default shall occur under the Existing Credit Facility; or

         (f) Borrower's liquidation, termination, dissolution or ceasing to carry on actively any substantial part of its current business; or

         (g) commencement by Borrower of a voluntary proceeding seeking relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law, or seeking appointment of a trustee, receiver, liquidator or other similar official for it or any substantial part of its assets; or its consent to any of the foregoing in an involuntary proceeding against it; or Borrower shall generally not be paying its debts as they become due or admit in writing its inability to do so; or an assignment for the benefit of, or the offering to or entering into by Borrower of any composition, extension, reorganization or other agreement or arrangement with, its creditors; or

         (h) commencement of an involuntary proceeding against Borrower seeking relief with respect to it or its debts under any bankruptcy, insolvency or other similar law, or seeking appointment of a trustee, receiver, liquidator or other similar official for it or any substantial part of its assets (other than involuntary proceedings to which Borrower does not consent and which are dismissed or vacated within sixty (60) days following the institution thereof).

               SECTION 8. BANK'S RIGHTS AND REMEDIES UPON DEMAND.

         Following demand under Section 7:

         (a) All Obligations shall become immediately due and payable without further notice to Borrower; all LIBOR Borrowings not so repaid shall convert to Base Rate Borrowings (and Borrower shall make any payments required by Section 2(k)); and Bank shall have the right to proceed to enforce payment of the Obligations and shall have and may exercise any and all rights under applicable law or which are afforded to Bank in this Agreement or the other Loan Documents or otherwise;

         (b) Whether or not Bank shall have terminated this Agreement or accelerated the Demand Loans, Bank may proceed to protect and enforce its rights and remedies under this Agreement, the Demand Note, or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement or the other Loan Documents, or any instrument evidencing the Demand Loans, including, as permitted by applicable law; and Borrower agrees to take any actions that Bank may reasonably request in writing in order to enable Bank to obtain and enjoy the full rights and benefits granted by this Agreement and any of the related documents. Borrower shall not take action to obstruct impede or infringe upon Bank's exercise and enforcement of its rights, benefits and remedies under this Agreement and any agreement related hereto, and Borrower agrees to cooperate fully with any and all actions taken by Bank in good faith pursuant to this Agreement.

                           SECTION 9. MISCELLANEOUS.

         (a) Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telephonic facsimile (fax), as follows:

                  (i) if to Borrower, to New Jersey Resources Corporation, 1415 Wycoff Road, P.O. Box 1468, Wall, New Jersey 07719, Attn: Director of Treasury Services, Treasurer, General Counsel (fax no. 732-938-2620); and

                  (ii) if to Bank, to Citizens Bank of Massachusetts, Large Corporation Department, 28 State Street, 15th Floor, Boston, Massachusetts 02109, Attention: Michael Ouellet (fax no. 617-263-0439), with a copy to Palmer & Dodge LLP, 111 Huntington Avenue at Prudential Center, Boston, Massachusetts 02199-7613, Attention: George Ticknor (fax no. 617-227-4420);

Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

         (b) Waivers; Amendments.

                  (i) No failure or delay by Bank in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of Bank hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (ii) of this
Section 9(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Demand Loan shall not be construed as a waiver of any Event of Default, regardless of whether Bank may have had notice or knowledge of such Event of Default at the time.

                  (ii) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by Borrower and Bank.

         (c) Expenses; Indemnity; Damage Waiver.

                  (i) Borrower agrees to pay, or reimburse Bank, as applicable, for paying, (A) all reasonable out-of-pocket expenses incurred by Bank and its Affiliates, including the reasonable fees, charges and disbursements of Special Counsel, in connection with the preparation of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (B) all out-of-pocket expenses incurred by Bank, including the reasonable fees, charges and disbursements of any counsel for Bank, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this
Section 9(c), or in connection with the Demand Loans, including in connection with any workout, restructuring or negotiations in respect thereof, and (C) all Other Taxes levied by any Governmental Authority in respect of this Agreement or any of the other Loan Documents or any other document referred to herein or therein.

                  (ii) Borrower agrees to indemnify Bank, and each Related Party of Bank (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, settlement payments, obligations and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee and settlement costs, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (A) the execution or delivery of this Agreement, the other Loan Documents or any agreement or instrument contemplated hereby, the performance by the parties hereto and thereto of their respective obligations hereunder or thereunder or any other transactions contemplated hereby or thereby, (B) the Demand Loans or the use of the proceeds therefrom, or
(C) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (are determined by a court of competent jurisdiction by final and nonappealable judgment to have) resulted from the gross negligence or willful misconduct of any Indemnitee. In connection with any of the foregoing, Bank shall be entitled to select and employ separate counsel.

                  (iii) To the extent permitted by applicable law, Borrower shall not assert, and Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, the other Loan Documents or any agreement or instrument contemplated hereby or thereby, the Demand Loans or the use of the proceeds thereof.

                  (iv) All amounts due under this Section 9 shall be payable promptly after written demand therefor.

         (d) Successors and Assigns.

                  (i) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Bank (and any attempted assignment or transfer by Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of Bank) any legal or equitable right, remedy or claim under or by reason of this Agreement.

                  (ii) Bank may assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of the Demand Loans at the time owing to it); provided that except in the case of an assignment to an Affiliate or an Approved Fund of Bank, Borrower must give its prior written consent to such assignment (which consent shall not be unreasonably withheld, delayed or conditioned), provided further that any consent of Borrower otherwise required under this paragraph shall not be required if an Event of Default has occurred.

                  (iii) Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of Bank, including any such pledge or assignment to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release Bank from any of its obligations hereunder or substitute any such assignee for Bank as a party hereto.

                  (iv) Bank may furnish any information concerning Borrower or any of its Subsidiaries in the possession of Bank from time to time to assignees and participants (including prospective assignees and participants) subject, however, to and so long as the recipient agrees in writing to be bound by, the provisions of Section 9(l). In addition, Bank may furnish any information concerning Borrower or any of its Subsidiaries or Affiliates in Bank's possession to any Affiliate of Bank, subject, however, to the provisions of
Section 9(l). Borrower shall assist Bank in effectuating any assignment or participation pursuant to this Section 9(d) in whatever manner Bank reasonably deems necessary, including participation in meetings with prospective transferees.

         (e) Survival. All covenants, agreements, representations and warranties made by Borrower and its Subsidiaries herein and in the other Loan Documents, and in the certificates or other instruments delivered in connection with or pursuant to this Agreement and the other Loan Documents, shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of the Demand Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Bank may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect so long as the principal of or any accrued interest on the Demand Loans or any fee or any other amount payable under this Agreement or the other Loan Documents is outstanding and unpaid and the Demand Loan Commitment has not terminated. The provisions of Sections 2(j) and 9(c) shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Demand Loans, or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

         (f) Counterparts; Integration; References to Agreement; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to Bank or its counsel constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in
Section 3, this Agreement shall become effective when it shall have been executed by Bank and when Bank shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

         (g) Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

         (h) Right of Setoff. If an Event of Default shall have occurred and be continuing, Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Bank to or for the credit or the account of Borrower against any of and all the Obligations, irrespective of whether or not Bank shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of Bank under this Section 9(h) are in addition to any other rights and remedies (including other rights of setoff) which Bank may have.

         (i) Governing Law; Jurisdiction; Consent to Service of Process.

                  (i) This Agreement shall be construed in accordance with and governed by the law of The Commonwealth of Massachusetts.

                  (ii) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of The Commonwealth of Massachusetts and of the United States District Court for the District of Massachusetts, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Massachusetts court (or, to the extent permitted by law, in such Federal court). Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that Bank may otherwise have to bring any action or proceeding relating to this Agreement against Borrower or any Subsidiary or its properties in the courts of any jurisdiction.

                  (iii) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any court referred to in paragraph (ii) of this Section 9(i). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                  (iv) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9(a). Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

         (j) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9(j).

         (k) Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

         (l) Confidentiality. Bank agrees to keep confidential information obtained by it pursuant hereto and the other Loan Documents confidential in accordance with Bank's customary practices and agrees that it will only use such information in connection with the transactions contemplated by this Agreement and not disclose any of such information other than (i) to Bank's employees, representatives, directors, attorneys, auditors, agents, professional advisors, trustees or Affiliates who are advised of the confidential nature of such information or to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty's professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 9(l)), (ii) to the extent such information presently is or hereafter becomes available to Bank on a non-confidential basis from any source of such information that is in the public domain at the time of disclosure, (iii) to the extent disclosure is required by law (including applicable securities law), regulation, subpoena or judicial order or process (provided that notice of such requirement or order shall be promptly furnished to Borrower unless such notice is legally prohibited) or requested or required by bank, securities, insurance or investment company regulators or auditors or any administrative body or commission to whose jurisdiction Bank may be subject, (iv) to any rating agency to the extent required in connection with any rating to be assigned to Bank, (v) to assignees or participants or prospective assignees or participants who agree to be bound by the provisions of this Section 9(l), (vi) to the extent required in connection with any litigation between Borrower and Bank with respect to the Demand Loans or this Agreement and the other Loan Documents or (vii) with Borrower's prior written consent.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as a document under seal by their respective authorized officers as of the day and year first above written.

                                        NEW JERSEY RESOURCES CORPORATION




                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:







                                        CITIZENS BANK OF MASSACHUSETTS



                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                TABLE OF CONTENTS

                                                                                              PAGE
SECTION 1.                CERTAIN DEFINITIONS...............................................    1

SECTION 2.                THE DEMAND LOANs..................................................    6

           (a)       General................................................................    6

           (b)       Borrowing Requests.....................................................    6

           (c)       Conversion and Continuation of Borrowings..............................    7

           (d)       Repayment and Prepayment...............................................    8

           (e)       Reduction and/or Termination of Demand Loan Commitment.................    8

           (f)       Demand Note............................................................    8

           (g)       Interest...............................................................    8

           (h)       Post-Default Interest..................................................    8

           (i)       Fees...................................................................    8

           (j)       Increased Costs........................................................    8

           (k)       Break Funding Payments.................................................    9

           (l)       Taxes..................................................................   10

           (m)       Payments Generally.....................................................   10

SECTION 3.                CONDITIONS PRECEDENT TO FUNDING OF DEMAND LOANS...................   10

           (a)       Conditions to Effectiveness............................................   10

           (b)       Conditions to Each Borrowing...........................................   11

SECTION 4.                REPRESENTATIONS AND WARRANTIES....................................   12

           (a)       Due Organization.......................................................   12

           (b)       Due Authorization......................................................   12

           (c)       Enforceability.........................................................   12

           (d)       Tax Returns............................................................   12

           (e)       No Adverse Regulations.................................................   12

           (f)       Property and Assets....................................................   12

           (g)       No Adverse Actions.....................................................   13

           (h)       Compliance with Laws and Agreements....................................   13

           (i)       Permits and Licenses...................................................   13

           (j)       Environmental Matters..................................................   13

                                TABLE OF CONTENTS

                                   (CONTINUED)

                                                                                              PAGE
           (k)       Investment and Holding Company Status..................................   13

           (l)       ERISA..................................................................   13

SECTION 5.                AFFIRMATIVE COVENANTS.............................................   13

           (a)       Use of Proceeds........................................................   14

           (b)       Financial Statements and Other Information.............................   14

           (c)       Notices of Material Events.............................................   14

           (d)       Existence; Conduct of Business.........................................   14

           (e)       Payment of Obligations.................................................   14

           (f)       Maintenance of Properties; Insurance...................................   14

           (g)       Books and Records; Inspection Rights...................................   14

           (h)       Compliance with Laws...................................................   15

SECTION 6.                 [RESERVED].......................................................   15

SECTION 7.                EVENTS OF DEFAULT;  DEMAND LOANS PAYABLE UPON DEMAND..............   15

SECTION 8.                BANK'S RIGHTS AND REMEDIES UPON DEMAND............................   16

SECTION 9.                MISCELLANEOUS.....................................................   16

           (a)       Notices................................................................   16

           (b)       Waivers; Amendments....................................................   17

           (c)       Expenses; Indemnity; Damage Waiver.....................................   17

           (d)       Successors and Assigns.................................................   18

           (e)       Survival...............................................................   18

           (f)       Counterparts; Integration; References to Agreement; Effectiveness......   19

           (g)       Severability...........................................................   19

           (h)       Right of Setoff........................................................   19

           (i)       Governing Law; Jurisdiction; Consent to Service of Process.............   19

           (j)       WAIVER OF JURY TRIAL...................................................   20

           (k)       Headings...............................................................   20

An extra section break has been inserted above this paragraph. Do not delete this section break if you plan to add text after the Table of Contents/Authorities. Deleting this break will cause Table of Contents/Authorities headers and footers to appear on any pages following the Table of Contents/Authorities.